Exhibit 10.21

MASTER

CLINICAL DEVELOPMENT AGREEMENT

between

NEUROBIOLOGICAL TECHNOLOGIES, INC.

Mahwah, NJ 07495

and

SCIREX CORPORATION

Horsham, PA 19044

MASTER CLINICAL DEVELOPMENT AGREEMENT

THIS MASTER CLINICAL DEVELOPMENT AGREEMENT (“Agreement”), made as of the date last signed below is by and between Neurobiological Technologies, Inc., a company having its principal place of business at Crossroads Corporate Center, One International Boulevard, Suite 400, Mahwah, NJ 07495 (“NTI”), and SCIREX Corporation, a corporation of the State of Delaware having its principal place of business at 755 Business Center Drive, Horsham, PA 19044 (“SCIREX”).

WITNESSETH:

WHEREAS, NTI is engaged in the development, manufacture, distribution and sale of pharmaceutical products and it currently considers from time to time the evaluation of new drug(s) or biological product(s) (collectively, “Drug” or “Drugs” as the context requires); and

WHEREAS, SCIREX is in the business of providing services for the development of investigational new Drugs and marketed Drugs; and

WHEREAS, NTI desires to contract with SCIREX from time to time, and SCIREX desires to be contracted by NTI, for the purposes of providing such services to assist NTI in the execution of clinical development projects (“Project” or “Projects” as the context requires) relating to Drugs as outlined in the Project-specific exhibits to this Agreement (“Exhibit” or “Exhibits” as the context requires).

NOW, THEREFORE, the parties hereby agree as follows:

1. OBLIGATIONS OF SCIREX

1.1 SCIREX hereby agrees to conduct the Projects with all due diligence in accordance with NTI’s instructions. The details, specifications and obligations of each Project will be included as an Exhibit to this Agreement. SCIREX will conduct the Projects in accordance with agreed upon Protocols and as outlined in the Exhibits.

1.2 No Project Exhibit shall be made or incorporated as a part of this Agreement without first being executed by the authorized representatives of the parties hereto.

1.3 To the extent any terms set forth in a Project Exhibit conflict with the terms of this Agreement, the terms of this Agreement shall control unless otherwise expressly set forth by the parties in the Project Exhibit.

1.4 Projects will be conducted in accordance with all applicable federal, state and local laws, statutes, ordinances and regulations, including without limitation the Federal Food, Drug and Cosmetic Act, Public Health Service Act, and Good Clinical Practices guidances as they may be amended from time to time.

1.5 If SCIREX is required to execute or obtain the execution of any agreements with a site to conduct a clinical trial or study (“Site Agreements”), such Site Agreements shall contain all provisions as specified by NTI in the applicable Project Exhibit or as otherwise approved in advance by NTI in writing, and shall include binding budgets approved in advance by NTI.

1.6 SCIREX shall not subcontract or assign any of its obligations unless otherwise expressly set forth by the parties in the Project Exhibit.

1.7 SCIREX will immediately notify NTI of any reasonable suspicion of fraud it has by any party.

2. TRANSFER OF RESPONSIBILITIES

2.1 For compliance under 21 C.F.R. 312.52, NTI must identify all Investigational New Drug (IND) Exemption responsibilities that will be transferred to SCIREX. Each Exhibit will contain a description of transferred obligations. NTI agrees that the same description should be included in form FDA-1571, Section #13 relating to the specific Drugs under investigation. SCIREX agrees to carry out diligently all transferred obligations.

3. CLINICAL SUPPLIES

3.1 Unless otherwise specified in an Exhibit, NTI will supply the clinical investigators with the Drugs and other clinical drug supplies as are agreed upon by SCIREX and NTI for the timely completion of the Projects, and will direct the shipment, of any such supplies to the location indicated by SCIREX, within a reasonable time after receipt of notification from SCIREX of the need for any such clinical supplies.

4. STATUS REPORTING

4.1 SCIREX will provide status reports on the Projects as agreed to in each specific Exhibit. The status reports will include, but not be limited to, data regarding the number of patients entering the Projects, as well as data regarding the number of patients that either drop out of the Projects or complete the Projects. Reports of monitoring visits will also be provided on a timely basis as specified in the Exhibits.

5. RECORDS

5.1 SCIREX shall maintain all materials, information, source documents, source code used to generate output, correspondence, and data obtained or generated by SCIREX or its employees, agents, consultants, or contractors, in the course of providing services hereunder, including all electronic media, computerized records and files (collectively “Records”) in accordance with this Agreement, the Project Exhibit(s), Good Clinical Practice, and all applicable laws and requirements and will use its best efforts to ensure that they are maintained in a safe and secure manner protected from fire, theft, disclosure and destruction.

5.2 SCIREX shall cooperate with any internal review or audit by NTI or NTI’s authorized representative and make any and all Records available for examination and duplication, during normal business hours and at mutually agreeable times. SCIREX will cooperate with NTI in accommodating any unannounced visits, investigations, or inspections by regulatory authorities including without limitation FDA, and will provide documents, information, and access properly requested. SCIREX will promptly notify NTI of any regulatory inquiries, proposed regulatory actions, investigations, site visits (whether announced or unannounced), correspondence, or communications that relate to a Project.

5.3 At any time NTI may request in writing that all Records be (i) delivered to NTI to a location designated in NTI’s written request in such form as is then currently in the possess of SCIREX; (ii) retained by SCIREX for NTI in a safe and secure manner as described in Paragraph 5.1 and for a period to be defined by NTI’s written request at NTI’s expense; or (iii) disposed of, at the direction and written request of NTI, unless such materials are otherwise required to be stored or maintained by SCIREX as a matter of law or regulation. In no event shall SCIREX dispose of any Records without first giving NTI sixty (60) days prior written notice of its intent to do so.

5.4 SCIREX will permit NTI representatives to examine or audit, with reasonable notice, the work performed under this Agreement, the facilities, systems, and equipment at or with which the services hereunder are performed, and the personnel, procedures, programming, and records related to such services.

5.5 SCIREX represents and warrants that all computer systems and electronic records used by SCIREX comply with all applicable laws and requirements, including without limitation the Health Insurance Portability and Accountability Act (HIPAA) Privacy Rule, and to its knowledge are free of any unintended programming problems, viruses, locks, or access controls that will impair NTI’s use of such records, recognizing that NTI must have access from SCIREX to use such Records.

6. CONFIDENTIAL INFORMATION

6.1 All information received by SCIREX concerning the implementation of the Projects is considered to be confidential information to NTI (“NTI Confidential Information”). NTI Confidential Information will be held in confidence by SCIREX and not disclosed to third parties; provided however, that NTI Confidential Information shall not include, and the obligations of confidentiality and non-disclosure shall not apply to, disclosed information that:

A	is or becomes publicly available through no fault of SCIREX;

B	is disclosed to SCIREX by a third party entitled to disclose such information;

C	is already known to SCIREX as shown by its prior written records; or

D	is required by law to be disclosed.

6.2 SCIREX will only use the NTI Confidential Information for the purpose of its obligations under this Agreement. Upon the completion or earlier termination of this Agreement, SCIREX will promptly return to NTI all written NTI Confidential Information, as well as all written material which incorporates any NTI Confidential Information, other than such information that is required by government regulations to be retained by it. Notwithstanding the foregoing, SCIREX shall have the right to retain one copy of NTI Confidential Information for the purposes of demonstrating compliance with Good Clinical Practices, Standard Operating Procedures, NTI written instructions, and all federal, state and local laws and regulations.

6.3 SCIREX will not disclose, without the prior written consent of NTI, any NTI Confidential Information to any third party other than employees who have a need to know such information, hospital authorities, institutional review board members, clinical investigators, and others who must be involved with the Projects.

6.4 SCIREX will not use any NTI Confidential Information for its own benefit or for the benefit of any third party, and will not furnish to any third party any materials which incorporate any confidential information except as otherwise provided for herein. All obligations of confidentiality and non-disclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination, for any reason, of this Agreement.

6.5 During the term of this Agreement and thereafter (including following any termination), NTI, for itself and its employees, agents and independent contractors, agrees to retain in confidence and not disclose to any third parties any SCIREX Confidential Information (defined below) without having first obtained SCIREX written consent to such disclosure. During the term of this Agreement, but not thereafter (including following any termination), NTI may have access or use SCIREX Confidential Information only in connection with the Projects; provided, however, that NTI may not run or have or have access to SCIREX computer programs or computer code without SCIREX permission, although SCIREX will run its computer programs as part of the services provided hereunder and as and when requested by NTI during the term of this Agreement, “SCIREX Confidential Information” shall include but not be limited to confidential and proprietary know-how, statistical approaches, computer programs, operating procedures, formulations, methods, processes, specifications and all other intellectual property of SCIREX that SCIREX considers confidential; provided, however, that such information shall be to exceptions based on public knowledge, prior or lawfully obtained NTI knowledge and requirements of law, rules and regulations corresponding to the exceptions set forth in 6.1 A-D above.

7. ACCEPTANCE OF WORK PRODUCT

7.1 NTI agrees to review all work products submitted by SCIREX and to advise SCIREX promptly of any errors or omissions of which NTI becomes aware in the course of its review or thereafter. SCIREX shall, at its expense, correct all errors that it discovers or which are brought to its attention by NTI within ninety (90) days after submission of work product to NTI, and will make corrections to all errors or omissions after ninety (90) days for additional compensation at cost. Cost shall be defined as SCIREX’s standard hourly rates reduced appropriately to eliminate SCIREX’s corporate selling, general and administrative expenses and profit. Cost shall also include pass-through expenses.

8. COMPENSATION

8.1 NTI shall pay to SCIREX the investigator fees and other out-of-pocket costs and fees set forth in the Exhibits. SCIREX shall complete the transferred obligations and the Projects by the dates specified in the Exhibits except for delays caused by NTI or others, events outside of SCIREX control, or mutual agreement between SCIREX and NTI.

8.2 The payment schedule for each Project will be contained in the appropriate Exhibit.

8.3 SCIREX will submit invoices to NTI according to the schedule described in the Exhibits. All SCIREX invoices are payable within thirty (30) days of receipt of an itemized invoice and appropriate documentation reasonably acceptable to NTI and in accordance with this Agreement and the Project Exhibit. Payment may be withheld for only that portion of those invoice items that NTI reasonably determines does not meet the requirements of this Agreement or the Project Exhibit. NTI shall, within the thirty (30) day period, notify SCIREX of any contested amounts or questions regarding an invoice or invoice item. SCIREX agrees to respond to requests by NTI to clarify questions on any invoice or invoice item, and NTI agrees that it will use its best efforts to resolve contested invoice items in a timely and reasonable fashion. SCIREX acknowledges and agrees that NTI is not obligated to pay such contested amounts otherwise due and payable within the thirty (30) day period until such time as the contested issues are resolved to the satisfaction of NTI, and that NTI will not be subject to any penalty or finance charge for such withheld payments, provided that NTI acts in good faith.

8.4 The total cost of the Projects, individual budget components and time estimates are based on the specification and assumptions contained in the Exhibits, and subject to modification only as provided for in Section 9 hereof.

8.5 Travel, supplies, and other incidental related expenses that are required in support of a Project and that are consistent with the Project Exhibit and any applicable budgets, shall be reimbursed by NTI provided that (i) all air travel shall be at coach fare; and (ii) upon request by NTI, SCIREX shall promptly provide documentation and receipts regarding any such expenses.

8.6 SCIREX shall maintain complete and accurate accounting records related to Projects hereunder in accordance with Generally Accepted Accounting Principles. These records shall be available for inspection, review and audit at reasonable times by NTI, or its authorized representative, at NTI’s expense, for three (3) years following the end of the calendar year in which such costs are incurred.

9. CHANGE ORDERS

9.1 In the event of a change in the scope of a Project outside SCIREX’s control, the identifying party will promptly notify the other party of such change. Outside SCIREX’s control is defined for the purposes of this section 9 as situations limited to the following: (i) an amendment to a Project Protocol requested by NTI; (ii) a deviation from the Protocol required by generally accepted standards of clinical research and medical practice relating to the safety of research subjects; (iii) an unanticipated side effect of a Drug during the course of a Project that significantly slows subsequent subject enrollment; (iv) the occurrence of a Force Majeure; (v) a significant change in the scope or nature of the services requested of SCIREX; or (vi) a lack of reasonably timely execution of the obligations of NTI. A change in one of the assumptions set forth in a Project Exhibit (including, without limitation, those set forth in bold type) does not itself justify a change order unless such change meets one of the above four criteria. Within twenty (20) working days of SCIREX sending or receiving such a notice of change, SCIREX shall provide NTI with its proposal of a modification to the timeline and costs arising from such change (“Change Order”) whether such change results in an increase or decrease to the timeline or costs. NTI shall have fifteen (15) working days to review and respond to the Change Order. If the parties do not agree as to whether a change outside SCIREX’s control has occurred, or if NTI does not approve such Change Order and has not terminated the

Project, both parties will use their best efforts to agree in writing on time and cost estimates that are mutually acceptable.

9.2 During the period when a Change Order is being prepared and reviewed, SCIREX shall continue to perform the Project, if possible, but will not be obligated to perform those services that have resulted from changes outside of its control until agreement has been reached on the Change Order; provided, however, that under certain emergency circumstances, including situations involving patient safety or other time-sensitive matters, SCIREX will initiate work on a Change Order prior to its execution if NTI provides written authorization to perform such work.

10. EARLY TERMINATION

10.1 Drug administration or subject participation in any Project Exhibit may be terminated, in whole or in part, by NTI immediately upon written notice to SCIREX, if any of the following conditions occur: (i) authorization and approval to perform the Project is withdrawn by the governing regulatory body; (ii) animal, human, and/or toxicological test results, in the opinion of NTI, support termination of the Project; or (iii) in consideration of patient safety and welfare.

10.2 NTI may terminate this Agreement or any Project Exhibit at any time, with or without cause, upon thirty (30) days written notice to SCIREX. SCIREX will make best reasonable efforts to mitigate and curtail expenditures during such notice period.

10.3 Upon the effective date of termination, SCIREX shall provide an accounting of costs incurred and expenditures made by SCIREX in relation to the Project Exhibit(s); such accounting shall be subject to verification by NTI. Within thirty (30) days after receipt of adequate documentation and justification therefore, NTI shall make a payment to SCIREX (and/or SCIREX may retain from monies previously paid by NTI) for services performed, including fees, institutional costs, and other out-of-pocket costs, to the reasonable satisfaction of NTI as follows: (i) actual reasonable, documented costs incurred by SCIREX in performing services and in terminating the Project Exhibit(s) until the effective date of termination and for which SCIREX has not yet been paid; and (ii) reasonable non-cancelable obligations properly incurred by SCIREX prior to the effective date of termination that cannot be mitigated through the reasonable best efforts of SCIREX. Notwithstanding the preceding, NTI may offset from such amounts any prior overpayments or amounts otherwise owed by SCIREX to NTI, and any funds held by SCIREX which are unearned at the date of such termination shall be returned to NTI within thirty (30) days of termination.

10.4 In addition to the costs, expenses and fees specified in this Section 10, provided that NTI has not terminated the Project(s) because of SClREX’s breach of a material obligation under this Agreement, NTI shall pay to SCIREX to cover expected labor costs for ninety (90) days following the termination. Should team members transition to other projects during this period, NTI will not cover the costs of those team members past the transition. SCIREX shall use its best efforts to transition team members to other projects as quickly as possible. Prior to transitioning to other projects, team members arc fully available to NTI to work on any NTI project under NTI direction at no additional cost.

10.5 In the event of any early termination hereunder: (i) SCIREX shall furnish NTI any work product completed pursuant to the Project Exhibit. If NTI plans to continue the Project, SCIREX shall assist in smoothly transferring the conduct of the Project to NTI or its designee; (ii) NTI and SCIREX shall cooperate in a manner that recognizes the interests and welfare of research subjects and is designed to be safe for the subjects enrolled in a Project in accordance with Good Clinical Practices and in compliance with all applicable laws, regulations and rules.

11. INDEMNITY; CLINICAL INVESTIGATORS

11.1 Upon request, clinical investigators involved in any Projects, will be indemnified by NTI on terms mutually agreed Upon by NTI and such investigators.

12. INDEMNITY AND INSURANCE: SCIREX/NTI

12.1 SCIREX shall indemnify, defend, and hold harmless NTI and its affiliates and their successors and respective officers, directors, employees and agents from any loss, damage, liability, cost or expense (including reasonable attorney’s and expert’s fees, costs and disbursements) (together a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding a (“Claim”) arising directly or indirectly from, or occurring during the conduct of the Project(s), to the extent caused, in whole or part, by SClREX’s negligence, gross negligence, recklessness, or intentional misconduct of SCIREX or its officers, directors, employees, or agents as agreed between the parties or determined by a court of competent jurisdiction.

12.2 NTI shall indemnify SCIREX and its officers, directors, employees and agents from any Loss arising from or related to a Claim (excepting to the extent those Losses or Claims for which SCIREX indemnification is provided under Paragraph 12.1) to the extent that it arises from or relates to (i) personal injury to a participant in the Project(s) or personal injury to any employee or agent of SCIREX directly or indirectly caused by the Drug(s), or (ii) the Drug’s harmful or otherwise unsafe effect or (iii) the negligence, gross negligence or intentional misconduct of NTI in the performance of its obligations under this Agreement or the Exhibit(s) or any associated protocol related to the Project(s), (iv) SCIREX’s performance of or involvement with the Projects or its obligations under this Agreement; the foregoing all as agreed between the parties or determined by a court of competent jurisdiction.

12.3 Notice of any Loss under this section 12 shall occur within fifteen (15) working days of the notifying party’s knowledge of any Loss arising from any Claim for which indemnification and/or defense under this Agreement might be sought. The parties agree to fully cooperate with each other and their respective legal representatives on any Loss or Claim under this section 12.

12.4 Upon receipt of notice of any Claim, which may give rise to a right of indemnity from the other party hereto, the party seeking indemnification (the “Indemnified Party”) shall give prompt written notice thereof to the other party, (the “Indemnifying Party”) of such a Claim for indemnity. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its own option and expense, to assume the complete defense of such Claim.

12.5 The Indemnifying Party shall keep the Indemnified Party informed as to the progress of its defense of any such Claim, and shall not compromise or otherwise settle any such Claim or lawsuit without the Indemnified Party’s prior written consent.

12.6 The obligations of the parties under this Section 12 shall survive the termination of the Project(s) and this Agreement.

12.7 SCIREX agrees that it will maintain and shall, upon written request, provide evidence of same to NTI. the following insurance or self-insurance necessary to meet its liability obligations under this Agreement and Project Exhibit, and satisfactory to NTI in amounts no less than that specified for each type:

(a) General liability insurance (naming NTI as an additional insured) with combined limits of not less than $1,000,000 per occurrence and $2,000,000 aggregate for bodily injury including death and property damage, and

(b) Professional liability coverage, including death and bodily injury (naming NTI as an additional insured) for the SCIREX employees, contractors and agents providing services under this Agreement with limits not less than $2,000,000 per occurrence and $4,000,000 aggregate; and

(c) Workers’ Compensation insurance in the amount required by the law of the state(s) in which SCIREX employees are located; and

(d) Automobile liability insurance in the amount of $1,000,000.

12.8 NTI agrees that it will maintain and shall, upon written request, provide evidence of same to SCIREX, the following insurance or self-insurance necessary to meet its liability obligations under this

Agreement and any Project Exhibit, and satisfactory to SCIREX in amounts no less than that specified for each type:

(a) General liability and product liability insurance, with combined limits of not less than $3,000,000 per occurrence, $5,000,000 aggregate for bodily injury including death and property damage; and

(b) Workers’ Compensation insurance in the amount required by the law of the state(s) in which NTI employees are located.

12.9 Insurance required by Paragraph 12.7 and 12.8 shall be maintained during the performance of this Agreement, and if on a “claims made” basis, for five years thereafter. There shall be a thirty (30) day notice of cancellation with respect to the insurance coverage required hereunder, and the other party shall be promptly notified in the event of any cancellation, intention of insurer or the party not to renew, or any material change in the insurance contract or coverages afforded. Each party shall be solely responsible for the payment of any deductible of self-insured retention under each of their respective policies.

13. CONFLICTS, DEBARMENT AND FINANCIAL DISCLOSURES

13.1 SCIREX represents and warrants that it is not a party to any agreement or obligations that would prevent it from fulfilling its obligations under this Agreement, or that might impair FDA’s acceptance of the resulting data, or NTI’s proprietary rights or interests in the Confidential Information, and that no such obligations, impediments, or conflicts will be commenced, incurred, or permitted without the prior written approval of NTI. SCIREX further represents and warrants that all of its personnel performing work under this Agreement will have all training, information, licenses, approvals, and certifications necessary to safely, adequately, professionally, and lawfully perform this Agreement and the Project(s).

13.2 SCIREX represents and warrants that it has not been, nor will it use in any capacity any corporation, partnership, association or other entity or individual, including an IRB and any contractors, to perform any manner of service related to a Project, that has been: (i) subject to or threatened with debarment, suspension, or disqualification under the provisions of the Federal Food, Drug & Cosmetic Act, 21 U.S.C. 335a; or (ii) subject to any other suits, complaints, restrictions, sanctions or other disciplinary measures by the FDA or any other governmental agency, judicial, institutional or professional body (including arbitrators and accreditation and licensing organizations) with respect to the performance of scientific or clinical investigations, conflicts of interest, or the provision of health care; or (iii) as of the date of this Agreement, subject to any pending or threatened claims, actions, complaints, disputes, suits, proceedings or investigations that might result in such restrictions, sanctions or other disciplinary measures. In the event that SCIREX becomes aware of any allegations or investigations regarding actual or threatened claims of professional or research malpractice, misconduct, conflicts of interest, or violation of law of any individual, corporation, partnership, association, contractor, or other entity providing services that directly or indirectly relate to performance of the Project(s), SCIREX shall immediately inform NTI. NTI shall have the right to terminate the Project(s) or this Agreement immediately upon receipt of any such notice. SCIREX shall use reasonable diligence to ascertain, on an ongoing basis, any of the foregoing disciplinary measures relevant, to Project(s) hereunder.

13.3 For any Project Exhibit that in any way relates to a study that may be submitted to FDA for review in a marketing application, and as applicable pursuant to a Project Exhibit, SCIREX is responsible for requiring that all appropriate certifications and financial disclosure statements are completed by affected entities or institutions, as provided in 21 C.F.R. Part 54. In the event that any entity or individual declines to cooperate in providing the information, disclosures, and certifications set forth above, SCIREX shall promptly notify NTI.

14. LIMITATION ON LIABILITY

14.1 Exclusion of Damages. In no event shall either party be liable to the other party, or its employees, officers, directors, agents, successors and assigns for any third party, special, exemplary, indirect, incidental, consequential or punitive damages of any kind or nature whatsoever (including, without limitation, lost revenues, profits, savings or business) or loss of records or data, whether in an action based on contract, warranty, strict liability, tort (including, without limitation, negligence) or otherwise, even if such party has been informed in advance of the possibility of such damages or such damages could have been reasonably foreseen by such party.

15. FORCE MAJEURE

15.1 No party shall be liable for a delay in performance or failure to perform this Agreement to the extent such failure to perform is caused by any reason beyond control, or by reason of any of the following: labor disturbances of any kind, accidents, failure of any governmental approval, acts of God, energy or conservation measures, failure of utilities, mechanical breakdown, material shortages, fire, explosion, war, invasion, government acts, weather or civic unrest, or disease; provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the occurrence causing delay or failure.

16. PROPERTY OWNERSHIP

16.1 All materials, documents, information and suggestions supplied to SCIREX by NTI or prepared or developed by SCIREX exclusively for this Agreement (“NTI Property”), except for SCIREX Property (defined below) shall be the sole and exclusive property of NTI, and NTI shall have the right to make whatever use it deems desirable of any such materials, documents and information. Unless otherwise required by law or by the terms of this Agreement, all NTI Property that SCIREX has in its possession shall be maintained by SCIREX for a period of not less than three (3) years from the date or receipt thereof. After three (3) years, SCIREX may dispose of NTI Property in accordance with NTI’s instructions. If NTI fails to give said instructions, SCIREX shall so notify NTI; and if said instructions are still not forthcoming within thirty (30) days of said notification, then SCIREX may destroy NTI Property as it determines. Notwithstanding anything herein to the contrary, the SAS source codes written by SCIREX for NTI under this Agreement shall be the sole and exclusive property of NTI.

16.2 NTI acknowledges that SCIREX possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by SCIREX and which relate to its business operations, and do not rely on NTI’s property (collectively, “SCIREX Property”). NTI and SCIREX agree that any SCIREX Property thereto that is used, improved, modified, developed, or generated by SCIREX under or during the term of this Agreement is the sole and exclusive property of SCIREX with the exception of source code used to generate output for Project Exhibits, which shall be considered Records as under Article 5.1 of this Agreement. NTI shall treat SCIREX Property as confidential in accordance with the same terms and conditions SCIREX is obligated to treat NTI’s Confidential Information under Article 6 of this Agreement.

16.3 SCIREX agrees that it shall provide NTI, upon NTI’s request, with macros which facilitate the printing of SAS output. It is understood by NTI that these macros may not function properly on NTI’s systems. Additionally, NTI agrees to (i) restrict its use of the macros to the specific study under which they are provided, and (ii) to treat macros as SCIREX Confidential Information and SCIREX Property in accordance with the obligations of this Agreement.

17. PATENT RIGHTS

17.1 Except for SCIREX Property, SCIREX will disclose promptly to NTI or its nominee any and all inventions, discoveries and improvements conceived or made by SCIREX while providing such services to NTI pursuant to the Agreement and relating to such services, and agrees to assign all its interest therein to NTI or its nominee whenever requested to do so by NTI. SCIREX will execute any and all applications, assignments, or other instruments and give testimony that NTI deems necessary to apply for and obtain Letters of Patent of the United States or of any foreign country or to otherwise protect NTI’s interests therein, and NTI shall compensate SCIREX for the time devoted to said activities and reimburse it for expenses incurred. These obligations shall continue beyond the termination of this Agreement with respect to inventions, discoveries and improvements conceived or made by SCIREX, except SCIREX Property while providing services to NTI pursuant to this Agreement, and shall be binding upon SCIREX’s assignees, administrators and other legal representatives.

18. MODIFICATIONS

18.1 No changes may be made in this Agreement except by written agreement of both parties. It is anticipated that this Agreement will be modified from time-to-time by the mutually agreed to addition of specific Exhibits and associated Change Orders.

19. ENTIRETY

19.1 This Agreement, together with attached Exhibits and modifications which may be added to this Agreement from time to time, is the entire and complete understanding between the parties in regard to the covered subject matter. With respect to the attached Exhibits, this document replaces, supersedes and renders void any and all predecessor agreements between the parties whether written or oral.

20. INDEPENDENT CONTRACTOR, USE OF NAME, AND PUBLICATION

20.1 SCIREX’s relationship with NTI under this Agreement shall be that of an independent contractor, and nothing in this Agreement or the arrangements for which it is made shall constitute SCIREX, or anyone furnished or used by SCIREX in the performance of the services contemplated by this Agreement, as an employee, joint venturer, partner, or servant of NTI. All matters of compensation, benefits and other terms of employment for any employee, agent, contractor or other personnel used by SCIREX shall be solely a matter between SCIREX and such individuals or entity.

20.2 The parties hereto shall not use or permit others to use the name of the other party nor of any employee of the other party or refer to their participation in any Project for any sales, publicity, promotional, press or media purposes without the prior written consent of the other party. SCIREX agrees not to refer to its participation in any Project for any sales, publicity, promotional, press or media purposes without the prior written consent of NTI.

20.3 SCIREX may not publish any articles or make any presentations relating to this Agreement, the services, or a study or referring to data, information or materials generated or developed as part of this Agreement, the services, or a study or results therefrom or analyses thereof, in whole or in part, without the prior written consent of NTI.

21. CONTACT PERSONS

If to SCIREX:

SCIREX Corporation

Attn: David Murcar

Director, Contract Development

755 Business Center Drive

Horsham, PA 19044

Phone: 215/907-0048, ext. 1055

Fax: 215/907-0068

If to Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc.

William McLaughlin

Clinical Project Team Leader - East Coast

Crossroads Corporate Center

One International Boulevard, Suite 400

Mahwah, NJ 07495

Phone: (201) 512-8721

Fax: (201) 512-8848

22. NOTICES

22.1 Any notices which either party may be required or shall desire to give hereunder shall be deemed to be duly given when delivered personally or mailed by certified or registered mail, postage prepaid, to the party to whom notice is to be given at the address first given above or such other address or addresses of which such party shall have given written notice.

23. SEVERABILITY

23.1 If any provisions hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement shall not be affected thereby.

24. GOVERNING LAW

24.1 This Agreement is a California contract. It shall be governed and construed and interpreted in accordance with the laws of California without regard to choice of law principals.

25. WAIVER

25.1 The waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any other provision thereof.

26. CAPTIONS

26.1 Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

27. SURVIVAL

27.1 The following provisions of this Agreement (in addition to those that specifically so require) shall survive its term or earlier termination: 5, 6, 12, 14, 17, 20.2, 20.3, and 24.

28. REGULATORY AUTHORITY

28.1 In the event that Exhibit(s) involve services outside the United States, it is understood that references herein to US regulatory authorities, laws and regulations, and IRB, shall mean to include the applicable regulatory authorities, laws, regulations and accepted clinical practices of the countries where the services arc being performed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

SCIREX Corporation		Neurobiological Technologies, Inc.

BY:	/s/ DAVE MURCAR	BY:	/S/ JONATHAN R. WOLTER
TITLE:	DIRECTOR, CONTRACT DEV.	TITLE:	V.P. & CFO
DATE:	31 May 2005	DATE:	7/25/05

And

		BY:	/s/ PAUL E. FREIMAN
		TITLE:	CEO/President
		DATE:	5/26/05